SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                            FORM 8-K


                         CURRENT REPORT


               Pursuant to Section 13 or 15(d) of
               the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported):
                          MAY 31, 1996


                         PROXYMED, INC.
     (Exact name of registrant as specified in its charter)



     Florida                         0-22052             65-0202059
(State  or  other jurisdiction     (Commission          (IRS Employer
 of   incorporation)               File Number)        Identification No.)



       2501 Davie Road, Suite 230, Ft. Lauderdale, Florida
                           33317-7424
                        (Address of principal executive  offices)
(Zip Code)



 Registrant's telephone number, including area code (954)  473-1001

Item 5. Other Events.

     On May 31, 1996, ProxyMed, Inc. (the "Company") entered into a five-year Electronic Commerce and Healthcare Information Licensing Agreement (the "Agreement") with Personalized Programming, Inc., a Florida corporation ("Personalized Programming"). The following is a summary of the Agreement, which summary is qualified in its entirety by reference to the Agreement which will be filed as an exhibit to this report.

      Pursuant to the Agreement, the Company is to provide Personalized Programming with a "software developer's toolbox" containing various software and documentation to enable Personalized Programming to develop interfaces for its physician practice management software program called The Medical Manager. The interfaces will enable users of The Medical Manager prescription module to access the Company's prescription network, ProxyNet, (the "Rx Interface") and the Company's formulary databases.

      In consideration for development of the interfaces by Personalized Programming, the Company has agreed to pay Personalized Programming certain undisclosed development fees. In addition, ProxyMed granted to Personalized Programming a five-year warrant for the purchase of 100,000 shares of ProxyMed's Common Stock exercisable at $5.25 per share, the market price on the date an agreement in principal was reached between the parties (April 11, 1996), subject to negotiation of the definitive agreement. ProxyMed also agreed to use its best efforts to register the shares of Common Stock issuable upon exercise of the warrant by July 30, 1996. Personalized Programming has agreed to refrain from selling any of the underlying shares of Common Stock until 180 days from May 7, 1996.

      The  Agreement  grants to Personalized Programming  a  non-
exclusive license to sell access to the Company's network services and formulary databases to users of The Medical Manager directly and through its distributors. The Company and Personalized Programming will share revenues derived from the services, databases and transaction fees as well as other transaction fees in certain cases, the terms of which were not disclosed.





Item 7. Financial Statements and Exhibits.

       (c)     The following exhibit will be filed by amendment.

        -        Electronic  Commerce and Healthcare  Information
Licensing Agreement dated May 31, 1996 by and between the Company and Personalized Programming.

                           SIGNATURES


   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                   ProxyMed, Inc.




Date  June 17, 1996                /s/ Bennett Marks
                                   Bennett Marks, Executive Vice
                                   President - Finance, Chief
                                   Financial Officer and Director